Contacts:
Ligand Pharmaceuticals Incorporated	LHA
Todd Pettingill	Bruce Voss
investors@ligand.com	bvoss@lhai.com

Ligand to Acquire OMT, Inc., a Leader in Human Antibody Generation, for $178 Million in Cash and Stock

Gains New Revenue Streams, 16 Fully-Funded Platform Partnerships and Licensees, Patent Portfolio and Potential Long-term Royalties from Human Antibody and Transgenic Animal Businesses

Transaction Expected to be Accretive to Revenues and Adjusted EPS

Conference Call Begins at 4:30 p.m. Eastern Time Today

SAN DIEGO and PALO ALTO, Calif. (December 17, 2015) – Ligand Pharmaceuticals Incorporated (NASDAQ: LGND) and OMT, Inc. (Open Monoclonal Technology) announce the signing of agreements for Ligand to acquire OMT, Inc., a leader in genetic engineering of animals for the generation of human therapeutic antibodies through its OmniAb™ platform.

OMT has leading antibody drug discovery technology and is believed to be the only company in the world offering three transgenic animal platforms for license. Its license agreements with biotechnology partners will initially add 16 shots on goal to Ligand, as well as future potential licensing deals and additional compounds generated from existing partnerships. OMT has existing licenses with Amgen, Celgene, Genmab, Janssen, Merck KGaA, Pfizer, Seattle Genetics, Five Prime, Symphogen and various other biotechnology and pharmaceutical companies. OMT is privately held and is majority owned by Essex Woodlands.

Under the terms of the transaction, Ligand will pay OMT shareholders approximately $178 million, including $92.6 million in cash and $85.4 million in Ligand common stock. Roland Buelow, Ph.D., founder of OMT and a world-renowned antibody researcher, is expected to join Ligand as Vice President of Antibody Technologies and continue working with Ligand on advancing the OMT business. The transaction is subject to customary closing conditions and is expected to close in January 2016.

“OMT is an ideal strategic fit for Ligand and holds potential to have a profoundly positive impact on our business over the long term,” said John Higgins, Chief Executive Officer of Ligand Pharmaceuticals. “OMT brings a robust and important technology for biologic drug discovery that we believe will stand next to Captisol® in terms of opportunity for partner events, new licensing transactions and financial contribution. The transaction is expected to be accretive to revenue and adjusted earnings, and if products are approved in the future, the underlying royalties could generate substantial revenues for decades to come. This transaction is a major addition to what Ligand believes is an unprecedented portfolio of more than 140 fully-funded partnered programs.”

“OMT has created a highly successful business around the OmniAb antibody technology platform and the business has significant growth potential,” said Roland Buelow, Ph.D., Chief Executive Officer of OMT. “We are very impressed with Ligand's business model, success in deal making and commitment to continue driving the OMT business to even greater success. We believe Ligand's broad licensing network, business acumen, financial resources and commitment to our technology create an attractive exit for OMT shareholders. I am personally excited to join Ligand as an employee and shareholder, and look forward to helping the talented team continue to expand its business.”

OMT OmniAb Antibody Platform

OmniAb refers to three industry-recognized transgenic animal platforms for generation of naturally optimized monospecific, bispecific and polyspecific human therapeutic antibodies.

OmniRat® is one of the industry’s first human monoclonal antibody technology based on rats. It has a complete immune system with a diverse antibody repertoire and is genetically engineered to produce antibodies with human idiotypes.

OmniMouse® is a transgenic mouse that complements OmniRat and expands epitope coverage and therefore antibody discovery capabilities for partners.

OmniFlic™ is an engineered rat with a fixed light chain for development of bispecific, fully human antibodies.

All three platforms use patented technology and deliver fully human antibodies with high affinity, specificity, expression, solubility and stability, thereby facilitating more rapid discovery of therapeutic antibodies for partners. OmniAb allows partners to identify high-affinity antibodies in a patented animal system, that therefore have been optimized by in vivo selection pressures, accelerating development times and increasing the prospects of technical success compared with traditional antibody-generation technologies.

Antibodies are a major and growing segment of the pharmaceutical industry. Five of the top 10 selling medicines in 2014 were antibodies. The top 10 selling antibodies in 2014 generated total revenue of $57 billion and the number of antibodies in clinical development has tripled over the past seven years from 150 to 468 currently.

Acquisition Rationale

There are multiple aspects of this transaction that support the strategic rationale to Ligand, including:

1.	Financial Contribution - Projected to be accretive to revenues and adjusted earnings with potential for significant financial contribution to Ligand through future royalties.

2.
Portfolio Expansion - Major addition of new partners and fully-funded shots on goal. OMT is expected to initially bring to Ligand 16 new shots on goal, and Ligand is projected to have more than 140 fully-funded programs and more than 83 partners after the OMT transaction closes.

3.
Technology Diversification - Diversification of Ligand’s technology offering for licensing. OmniAb is a broad and robust technology platform and is a key resource used by biotechnology companies to discover new biologic drugs. The OMT technology is expected to be a new pillar of Ligand’s business, standing alongside the Captisol drug-formulation technology. OmniAb will create a strong platform for Ligand to seek new licenses and partnerships.

4.
Royalty Extension - Significant extension of potential patent protection period and royalty terms for Ligand-partnered programs. Patents for OMT technology run through 2033, but each newly discovered antibody may be the basis for its own novel intellectual property, resulting in patents for each antibody on a drug-by-drug basis that could extend past 2040.

Acquisition and OMT Business Highlights

Following are some of the highlights of the OMT business and their expected impact on Ligand:

•
OMT diversifies Ligand's business by adding a proprietary antibody-generating platform, giving Ligand further exposure to an important segment of the pharmaceutical industry. OMT has three distinct transgenic rodent systems for generating antibodies: OmniRat, OmniMouse and OmniFlic.

•	Ligand projects up to three antibodies from the OMT platform will be in human Phase 1 trials by the end of 2017 and as many as 15 antibodies could be in Phase 1 or more advanced trials by 2020.

•
OMT OmniAb licenses have generally been structured with a combination of license fees, annual technology access fees, milestone payments and royalties. Royalties are generally in the low- to mid-single digits. The existing OMT portfolio is comprised of platform licenses with high-quality companies.

•
With the acquisition, Ligand is acquiring 16 platform partnerships and antibody-specific licenses. Following the transaction, Ligand will have partnerships with 83 different companies and over 140 fully funded programs with each OMT platform deal currently counting as one shot on goal.

•
The OMT business is projected to add $6 million and $12 million of revenues to Ligand in 2016 and 2017, respectively. This revenue is based on existing licensing contracts and potential payments, and does not include revenue from potential new partnerships and programs. Annual expenses to operate the OMT business are projected to be between $3 million and $5 million.

•
The acquisition of the existing OMT business and licenses will accelerate Ligand's projected financial growth. The transaction is projected to add 5% to 2016 revenue and 7% to 10% to annual revenue over the next decade, after which time initial royalty-bearing products could be approved with contribution to revenue growth being potentially much greater thereafter. The transaction is projected to be slightly accretive to adjusted EPS in 2016 and accretive to adjusted EPS by approximately 4% to 8% per year over the next several years.

Ligand Pro Forma 2016 and 2017 Financial Outlook

Including this acquisition, Ligand expects 2016 total revenues to be between $113 million and $117 million. This guidance assumes approximately $6 million of revenue from the OMT business in 2016, and approximately $107 million to $111 million of revenue from the original Ligand business. Ligand’s pro forma 2016 cash operating expenses are expected to be between $26 million and $28 million. In 2016, adjusted EPS is projected to be unchanged and in the range of $3.33 to $3.38.

For 2017, Ligand expects total revenues to exceed $158 million with adjusted EPS of more than $4.95. This guidance assumes approximately $12 million of revenue from the OMT business in 2017, and approximately $0.20 of incremental EPS contribution from the acquisition.

OMT non-cash amortization expense estimates are expected to be determined in the near term. Amortization charges will be recognized in GAAP EPS and the non-cash charge will be excluded from adjusted EPS.

Adjusted Financial Measures

The adjusted financial measures discussed above exclude changes in contingent liabilities, mark-to-market adjustment for amounts owed to licensors, non-cash stock-based compensation expense, non-cash debt-related costs, pro-rata non-cash net losses of Viking Therapeutics, non-cash OMT purchase price amortization and non-cash tax expense.

Ligand believes that the presentation of adjusted financial measures provides useful supplementary information to investors and reflects amounts that are more closely aligned with the cash profits for the period as the items that are excluded from adjusted net income are all non-cash items. Ligand uses these adjusted financial measures in connection with its own budgeting and financial planning. These adjusted financial measures are in addition to, and not a substitute for, or superior to, measures of financial performance prepared in conformity with GAAP.

Conference Call

Ligand will host a conference call with accompanying slides to discuss the acquisition today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). To participate via telephone please dial (877) 407-4019 from the U.S. or (201) 689-8337 from outside the U.S., passcode is "Ligand." A replay of the call will be available until February 28, 2016 by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S., and entering meeting number 13627390. The live and archived Webcast can be accessed through Ligand's Web site at www.ligand.com.

Slides accompanying management's presentation will be available in the "Investor Relations" section of www.ligand.com.

About OMT, Inc.

Open Monoclonal Technology, Inc. (OMT) is a leader in genetic engineering of animals for the generation of monospecific, bispecific and polyspecific human therapeutic antibodies, as well as naturally optimized human antibodies®, and is the only group in the world with three transgenic animal platforms. OmniRat® is one of the industry’s first human monoclonal antibody technology based on rats. It has a complete immune system with a diverse antibody repertoire and generates antibodies with human idiotypes as well as wild-type animals that produce rat antibodies. OmniMouse® is a transgenic mouse that complements OmniRat and expands epitope coverage. OmniFlic™ is an engineered rat with a fixed light chain for development of bispecific, fully human antibodies. Full-length human antibodies from these three animals are called OmniAb™.

All three of these platforms use patented technology, and deliver fully human antibodies with high affinity, specificity, expression, solubility and stability. Animals are hosted in master colonies globally by Charles River Labs and Taconic. OmniAb antibody discovery services are available via Antibody Solutions, OMT Therapeutics and Sage Labs in the U.S., Aldevron and Taconic in Europe and WuXi AppTec in Asia. OmniAb

antibodies are available for all applications, indications and territories. Current partners include Amgen, ARMO, Celgene, Five Prime, Genmab, HanAll, Janssen, Merck KGaA, Pfizer, Seattle Genetics, Symphogen and various undisclosed biotechnology and pharmaceutical companies.

OMT has received patent protection in 27 countries, including the United States, multiple countries throughout Europe, Japan and China and has 19 patent applications pending worldwide. The patents and applications owned by OMT are expected to expire between 2028 and 2033 and partners are able to use the OMT patented technology to generate novel antibodies, which may be entitled to additional patent protection.

Dr. Roland Buelow is the founder of OMT, Inc. and will join Ligand as Vice President of Antibody Technologies when the OMT acquisition closes. He brings 30 years of extensive research, development and management experience in the biotechnology industry. He was also a founder of Therapeutic Human Polyclonals, Inc. and former SVP of Research and Development at SangStat Medical Corporation. Dr. Buelow is also the founder of OMT Therapeutics, Inc., a company he founded which is conducting research on “heavy chain” antibodies. Dr. Buelow has published more than 100 scientific papers and is listed as an inventor on more than 25 patents.

About Ligand Pharmaceuticals

Ligand is a biopharmaceutical company with a business model focused on developing or acquiring royalty generating assets and coupling them with a lean corporate cost structure. Ligand’s goal is to produce a bottom line that supports a sustainably profitable business. By diversifying the portfolio of assets across numerous technology types, therapeutic areas, drug targets and industry partners, we offer investors an opportunity to invest in the increasingly complicated and unpredictable pharmaceutical industry. In comparison to its peers, we believe Ligand has assembled one of the largest and most diversified asset portfolios in the industry with the potential to generate revenue in the future. These therapies seek to address the unmet medical needs of patients for a broad spectrum of diseases including thrombocytopenia, multiple myeloma, hepatitis, ventricular fibrillation, muscle wasting, Alzheimer’s disease, dyslipidemia, diabetes, anemia, asthma, focal segmental glomerulosclerosis, menopausal symptoms and osteoporosis. Ligand’s Captisol® platform technology is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances, licenses and other business relationships with the world's leading pharmaceutical companies including Novartis, Amgen, Merck, Pfizer, Baxter International and Eli Lilly.

Follow Ligand on Twitter @Ligand_LGND.

Forward-Looking Statements

This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: the benefits of the acquisition of OMT, the expected timing of the completion of the transaction, the expected revenues and expectations that the acquisition will be accretive to revenues and adjusted EPS, future financial and operating results of OMT and Ligand, the number of partners to be added to Ligand’s portfolio due to the acquisition, the timing of when any products from the OMT platform will be in clinical trials, growth in the number of products in Ligand’s portfolio, Ligand’s future revenues and other projected financial measures, expected value creation for shareholders and guidance regarding full-year 2016 and 2017 financial results. Actual events or results may differ from Ligand's expectations. For example, various closing conditions for the transaction may not be satisfied or waived, including risk that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction, or the terms of such approval. In addition, OMT’s partners are able to terminate its partnership agreements for convenience, which may reduce the number of shots on goal. The number of shots on goal may not be independent if one of OMT’s partner’s programs fails due to a problem related to the OMT platform. Further, we believe that Dr. Buelow is critical to the success of the OMT business and the loss of his services would adversely impact the success of the OMT business after the transaction. With regards to Ligand’s pro forma projections, Ligand may not receive expected revenue from material sales of Captisol, expected royalties on partnered products and research and development milestone payments. Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline. In addition, there can be no assurance that Ligand will achieve its guidance for 2016 or 2017 or any portion thereof or beyond, that Ligand's 2016 revenues will be at the levels or be broken down as currently anticipated, that Ligand will be able to create future revenues and cash flows by developing innovative therapeutics, that results of any clinical study will be timely, favorable or confirmed by later studies, that products under development by Ligand or its partners will receive regulatory approval, that there will be a market for the product(s) if successfully developed and approved, or that Ligand's partners will not terminate any of its agreements or development or commercialization of any of its products. Further, Ligand may not generate expected revenues under its existing license agreements and may experience significant costs as the result of potential delays under its supply agreements. Also, Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, which could result in increased costs and delays, or limit Ligand's ability to obtain regulatory approval. Further, unexpected adverse side effects or inadequate therapeutic efficacy of Ligand's product(s) could delay or prevent regulatory approval or commercialization. In addition, Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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